Exhibit 10.3

Purchase Agreement

This Purchase Agreement (this “Agreement”) is entered into as of May 1st, 2012 by and between Universal Media Corporation, a Nevada Corporation and wholly-owned subsidiary of UMED Holdings, Inc., a Texas Corporation (“UMED”) (the “Purchaser”), and Mamaki Tea & Extract, Inc., a Nevada corporation, (the “Company”).

WHEREAS, Purchaser and the Company desire to have Purchaser acquire from the Company the shares of its common stock set forth in Section A below, which will represent 80% of its issued and outstanding shares immediately after the  shares are issued to Purchaser.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

I.      ACQUISTION OF  SHAREHOLDER UNITS

A. Stock Exchange.  Purchaser hereby agrees to issue 5,000,000 shares of its restricted common stock to the Company in exchange for 60,000 shares of the Company’s common stock, which will represent 80% of the Company’s issued and outstanding shares of common stock immediately after the 5,000,000 shares are issued to Purchaser. This transaction shall be exempted from the registration and prospectus delivery requirements of the Securities and Exchange Act of 1933, as amended (the “Securities Act”), the Shareholder Units. Shares will carry a 12 month restriction form date of agreement execution.

The 5,000,000 shares of Purchaser’s restricted common stock to be issued to the Company shall be issued at the close of the transaction. Purchaser will have the option of stock buyback.

   B. Purchaser Option.  Purchaser will have the option to purchase the remaining 20% interest in the Company within twelve (12) months of the execution date of this Agreement.  UMED will issue Company 7,500,000 warrants at an option price not to exceed one dollar ($1.00) per share or go below thirty five cents ($.35) per share. If the Company meets or exceeds a twelve (12) month gross revenue number of $6,000,000 and EBITDA (earnings before interest, taxes, depreciation and amortization) of $1,900,000, Purchaser will issue an additional 1,250,000 warrants at an option price not to exceed one dollar ($1.00) per share or go below thirty five cents ($.35) per share.

        Purchaser agrees that on the date that it exercises the option, the shares issued to the Company in Section I.A above shall immediately vest to the Company.

        Purchaser shall have the option of purchasing the 5,000,000 shares issued to the Company in Section I.A above at a price of $.13 per share within the first twelve months from its execution if the Company has not met the following performance measures.  Company has to meet or exceed a twelve (12) month gross revenue figure of $1,655,000 and EBITDA (earnings before interest, taxes, depreciation and amortization) of $775,925. Purchaser would return the Company’s 60,000 shares at this time.

For the same re-purchase price of Purchaser as set forth in the preceding paragraph,  Company shall have the option of re-purchasing back the 80% issued and outstanding shares of Company from Purchaser, on the first anniversary date of this agreement, if a change of control occurs (“Change of Control” shall have occurred if, (a) any person  (as used in Sections 13(d) and 14(d) of the Securities Exchange Act (“SEA”) of 1934) becomes the beneficial owner (as defined in Rule 13(d)-3 of the SEA) of a total equal to twenty percent (20%) or more of the outstanding shares of the Company’s common stock, or (b) the Board of Directors of the Company is composed of a majority of directors who were not directors of the Company on the date of this Agreement, or (c) the change is of the type that is required to be reported under Item 5(f) of Schedule 14 Regulation 14A promulgated under the SEA) or the Purchaser has not entered into the GTL market, by way of a letter of intent or obtained an agreement to construct a GTL Plant for a third-party or obtained the capital to build a GTL plant for Purchaser’s own account. The Purchasers 5,000,000 shares would be returned at this time.

C.  Capital Investment.  Purchaser will contribute $150,000 to the Company which is intended to be used for the following:

i.	±$25,000 to secure purchase option on 68 acre tract of land for additional production.
ii.
±$75,000 for working capital primarily for the use of website, packaging, initial harvesting of tea, pruning orchard, and preparation to plant 8 acres.  Any residual of the $25,000 not used to secure a purchase option on the 68 acre tract of land reference in paragraph B.i. above may be used for additional working capital by the Company.

iii.
$50,000 down payment to acquire all assets from Mamaki Tea, Inc. for debt retirement, transfer of assets, and lease rights.  Along with the down payment, the Company shall issue a note to Mamaki Tea, Inc. for $1,050,000 for the asset acquisition (Copy of note attached).

 II.     PURCHASER’S REPRESENTATIONS AND WARRANTIES

Purchaser represents and warrants to and covenants and agrees with the Company as follows:

A. Purchaser is purchasing the Company’s common stock for its own account, for investment purposes only and not with a view towards or in connection with the public sale or distribution thereof.

B. Purchaser is (i) an “accredited investor” within the meaning of Rule 501 of Regulation D Act, (ii) experienced in making investments of the kind contemplated by this Agreement, (iii) capable, by reason of its business and financial experience, of evaluating the relative merits and risks of an investment in the Shareholder Units, and (iv) able to afford the loss of its investment in the Company’s common stock.

C. This Agreement has been duly and validly authorized, executed and delivered by Purchaser and is a valid and binding agreement of Purchaser enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and except as rights to indemnity and contribution may be limited by federal or state securities laws or the public policy underlying such laws.

D. Purchaser represents that it has satisfactory information and data to move forward with the transaction.

E. The Purchaser (i) has duly and validly authorized and reserved for issuance shares of its common stock, which is a number sufficient for the issuance of the common stock due the Company as contemplated by this Acquisition Agreement. The Purchaser understands and acknowledges the potentially dilutive effect on the issuance of its common stock.

F.  The Purchaser has the requisite corporate power and authority to enter into this Agreement (as such term is hereinafter defined) and to perform all of its obligations hereunder and thereunder (including the issuance and delivery to Company the shares of common stock contemplated by this Agreement.  The execution, delivery and performance by the Purchaser of the Documents and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate actions on the part of the Purchaser and no further filing, consent, or authorization is required by the Purchaser.  Each of the Documents has been duly and validly executed and delivered by the Purchaser and each Document constitutes a valid and binding obligation of the Purchaser enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and except as rights to indemnity and contribution may be limited by federal or state securities laws or the public policy underlying such laws.  The shares of common stock contemplated by this Agreement  have been duly and validly authorized for issuance by the Purchaser.  For purposes of this Agreement, the term “Documents” means (i) this Agreement.

G.  Validity of Issuance of the Shares of Common Stock.  The Shares of common stock upon their issuance will be validly issued and outstanding, fully paid and nonassessable, and not subject to any preemptive rights, rights of first refusal, tag-along rights, drag-along rights or other similar rights.

III.      THE COMPANY’S REPRESENTATIONS

The Company represents and warrants as of the date hereof to the Purchaser that, except as set forth in this Agreement, the statements contained in this Section 3 are complete and accurate as of the date of this Agreement.  As used in this Section 3, the term “Knowledge” shall mean the knowledge of the members of the board of directors of the Company and/or the officers or employees of the Company after reasonable investigation.

A.  Capitalization.

1. The authorized capital stock of the Company consists of 75,000 shares of common stock with no par value, of which 5,000 shares are issued and outstanding as of the date of this Agreement.  Simultaneously with the issuance by the Purchaser of 5,000,000 shares of its common stock to the Company under paragraph A above, 10,000 additional shares shall be issued to Company management.  Total shares held and owned by Company management shall be 20% (a total of 15,000 shares) of the total outstanding shares of the Company in accordance with paragraph A above.   The Company has no preferred stock authorized.

2. Except as disclosed herein by the Company, there are no preemptive, subscription, “call,” right of first refusal or other similar rights to acquire any shares of the Company’s common stock, that have been issued or granted to any person and no other obligations of the Company to issue, grant, extend or enter into any security, option, warrant, “call,” right, commitment, agreement, arrangement or undertaking with respect to any of their respective common stock.

B.  Organization; Reporting Company Status.  The Company is  duly organized, validly existing and in good standing under the laws of the state or jurisdiction in which it is incorporated and is or will be duly qualified as a foreign corporation in all jurisdictions in which the failure so to qualify would reasonably be expected to have a material adverse effect on the business, properties, prospects, condition (financial or otherwise) or results of operations of the Company or on the consummation of any of the transactions contemplated by this Agreement (a “Material Adverse Effect”).

C.  Disclosure.  There is no fact known to the Company (other than general economic or industry conditions known to the public generally) that has not been fully disclosed in this Agreement that (i) reasonably could be expected to have a Material Adverse Effect or (ii) reasonably could be expected to materially and adversely affect the ability of the Company to perform its obligations pursuant to the Documents.  Notwithstanding, Purchaser acknowledges that certain in-growth assets (mamaki bushes) of the Company attached to the real property located at 96-2232 South Road, Wood Valley (Pahala), Hawaii 96777  have been  acquired along with a lease/purchase agreement whereby Company  has the right to acquire the real property at Wood Valley, such acquisition, if failed to be completed, may cause the title of the in-growth assets to be clouded.

                1.    A provision of the Lease, to wit section 20 of the Commercial Lease Agreement contains an option to acquire a fee simple interest in the Land on the sole condition that the lessor, on or before the expiry of 12 months from the commencement of the term, be paid the sum of $1,000,000 and that Mamaki otherwise then is in compliance with the Lease.

D.  Absence of Events of Default.  No “Event of Default” (as defined in any agreement or instrument to which the Company is a party) and no event which, with notice, lapse of time or both, would constitute an Event of Default (as so defined), has occurred and is continuing.

E.  Registration Rights.  Except as set forth in this Agreement, no Person has, and as of the Closing (as such term is hereinafter defined), no Person shall have, any demand, “piggy-back” or other rights to cause the Company to file any registration statement  relating to  its common stock or to participate in any such registration statement.

F.  No Misrepresentation.  No representation or warranty of the Company contained in this Agreement or any of the other Documents, any schedule, annex or exhibit hereto or thereto or any agreement, instrument or certificate furnished by the Company to Purchaser pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

G.  Finder’s Fee.  Except as agreed in certain Employment Agreements with Joe LaCoste, Curt Borman and Terry Braudrick, payment of which shall be made out of earnings of the Company, there is no finder’s fee, brokerage commission or like payment in connection with the transactions contemplated by this Agreement for which Purchaser is liable or responsible.

H.  Subsidiaries.  The Company does not presently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity

I.  Litigation.  Other than as disclosed in this Agreement and to Purchaser, there is no action, suit, proceeding or investigation pending or, to the Company’s knowledge, currently threatened against the Company that questions the validity of this Agreement, the Documents, or the right of the Company to enter into such agreements, or to consummate the transactions contemplated hereby or thereby, or that might result, either individually or in the aggregate, in any material adverse changes in the business, assets or condition of the Company, taken as a whole, financially or otherwise, or any change in the current equity ownership of the Company.  The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.  There is no action, suit, proceeding or investigation by the Company pending or that the Company intends to initiate.

J.  Agreements.  Except for agreements explicitly contemplated hereby, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, Affiliates, or any affiliate thereof.

K.  Tax Returns.  The Company has made and filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject and (unless and only to the extent that the Company has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

 IV.      CERTAIN COVENANTS AND ACKNOWLEDGMENTS

   A.  Stockholder Listing.   The Company will provide Purchaser with a current share holder listing upon the signing of this Agreement.

V.     ISSUANCE OF SHAREHOLDER UNITS

A. The Purchaser undertakes and agrees that no instruction other than the instructions referred to in this Article V shall be given to its transfer agent for the common stock to be issued to the Company and that they shall be freely transferable on the books and records of the Purchaser as and to the extent provided in this Agreement and applicable law.  Nothing contained in this Section V.A. shall affect in any way the Company’s obligations and agreement to comply with all applicable Securities laws upon resale of common stock received per this Agreement.

B.  The Purchaser shall, at its own cost and expense, take all necessary action to assure that the Purchaser's transfer agent shall issue stock certificates in the name of the Company representing the number of shares of common stock issuable by this Agreement.

 VI.      CLOSING DATE

The “Closing” shall be on or before Friday, May 4, 2012 and the date on which the Closing occurs shall be referred to herein as the “Closing Date ”.

VII.    CONDITIONS TO THE COMPANY’S OBLIGATIONS

Agreement is conditioned upon:

A. Delivery by Purchaser of a copy of its letter of instruction to its Stock Transfer Agent, Transfer OnLine, for the issuance of 5,000,000 shares of Purchaser’s common stock to the Company as set forth in Section I.A.

B. The accuracy on the Closing Date of the representations and warranties of Purchaser contained in this Agreement as if made on the Closing Date (except for representations and warranties which, by their express terms, speak as of and relate to a specified date, in which case such accuracy shall be measured as of such specified date) and the performance by Purchaser in all material respects on or before the Closing Date of all covenants and agreements of Purchaser required to be performed by it pursuant to this Agreement on or before the Closing Date; and

C. There shall not be in effect any law or order, ruling, judgment or writ of any court or public or governmental authority restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement.

VIII.     CONDITIONS TO PURCHASER’S OBLIGATIONS

The Company understands that Purchaser’s obligation to purchase the Company’s common stock on the Closing Date pursuant to this Agreement is conditioned upon:

Delivery by the Company of  60,000 shares of its common stock to Purchaser to be exchanged for Purchaser common stock Shares as set forth in I.(A) above.

B. The accuracy on the Closing Date of the representations and warranties of the Company contained in this Agreement as if made on the Closing Date (except for representations and warranties which, by their express terms, speak as of and relate to a specified date, in which case such accuracy shall be measured as of such specified date) and the performance by the Company in all respects on or before the Closing Date of all covenants and agreements of the Company required to be performed by it pursuant to this Agreement on or before the Closing Date, all of which shall be confirmed to Purchaser by delivery of the certificate of the chief executive officer of the Company to that effect;

C. The Company shall have delivered to the Purchaser  unanimous resolutions of the Company’s Board of Directors and the Company’s members and partners  executed by the Company’s Directors and Shareholders, respectively,  authorizing and approving the execution of the Documents  and the transactions contemplated by this Agreement;

D. There not having occurred any event or development, and there being in existence no condition, having or which reasonably and foreseeably could have a Material Adverse Effect;

E. There shall not be in effect any law, order, ruling, judgment or writ of any court or public or governmental authority restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement;

F.  The Company shall have obtained all consents, approvals or waivers from governmental authorities and third persons necessary for the execution, delivery and performance of the Documents and the transactions contemplated thereby, all without material cost to the Company;

G. Purchaser shall have received such additional documents, certificates, payment, assignments, transfers and other deliveries as it or its legal counsel may reasonably request and as are customary to effect a closing of the matters herein contemplated;

   H. The Company shall have received a consent of its shareholders to make their shares available for purchase by Purchaser according to the Purchase Option set forth in Section I.B above.

 IX.      SURVIVAL; INDEMNIFICATION

A. The representations, warranties and covenants made by each of the Company and Purchaser in this Agreement, the annexes, schedules and exhibits hereto and in each instrument, agreement and certificate entered into and delivered by them pursuant to this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby.  In the event of a breach or violation of any of such representations, warranties or covenants, the party to whom such representations, warranties or covenants have been made shall have all rights and remedies for such breach or violation available to it under the provisions of this Agreement or otherwise, whether at law or in equity, irrespective of any investigation made by or on behalf of such party on or prior to the Closing Date.

B. The Company hereby agrees to indemnify and hold harmless Purchaser, its affiliates and their respective officers, directors, employees, consultants, partners, members and attorneys (collectively, the “Purchaser Indemnities”) from and against any and all losses, claims, damages, judgments, penalties, liabilities and deficiencies (collectively, “Losses”) and agrees to reimburse Purchaser Indemnities for all reasonable out-of-pocket expenses (including the reasonable fees and expenses of legal counsel), in each case promptly as incurred by Purchaser Indemnities and to the extent arising out of or in connection with:

1. any misrepresentation, omission of fact or breach of any of the Company’s representations or warranties contained in this Agreement or the other Documents, or the annexes, schedules or exhibits hereto or thereto or any instrument, agreement or certificate entered into or delivered by the Company pursuant to this Agreement or the other Documents;

2. any failure by the Company to perform any of its covenants, agreements, undertakings or obligations set forth in this Agreement or the other Documents or any instrument, certificate or agreement entered into or delivered by the Company pursuant to this Agreement or the other Documents; or

C. Promptly after receipt by a party seeking indemnification pursuant to this Article VIII (an “Indemnified Party”) of written notice of any investigation, claim, proceeding or other action in respect of which indemnification is being sought (each, a “Claim”), the Indemnified Party promptly shall notify the Company against whom indemnification pursuant to this Article VIII is being sought (the “Indemnifying Party”) of the commencement thereof, but the omission so to notify the Indemnifying Party shall not relieve it from any liability that it otherwise may have to the Indemnified Party except to the extent that the Indemnifying Party is materially prejudiced and forfeits substantive rights or defenses by reason of such failure.  In connection with any Claim as to which both the Indemnifying Party and the Indemnified Party are parties, the Indemnifying Party shall be entitled to assume the defense thereof.  Notwithstanding the assumption of the defense of any Claim by the Indemnifying Party, the Indemnified Party shall have the right to employ separate legal counsel and to participate in the defense of such Claim, and the Indemnifying Party shall bear the reasonable fees, out-of-pocket costs and expenses of such separate legal counsel to the Indemnified Party if (and only if): (x) the Indemnifying Party shall have agreed to pay such fees, out-of-pocket costs and expenses, (y) the Indemnified Party and the Indemnifying Party reasonably shall have concluded that representation of the Indemnified Party and the Indemnifying Party by the same legal counsel would not be appropriate due to actual or, as reasonably determined by legal counsel to the Indemnified Party, potentially differing interests between such parties in the conduct of the defense of such Claim, or if there may be legal defenses available to the Indemnified Party that are in addition to or disparate from those available to the Indemnifying Party or (z) the Indemnifying Party shall have failed to employ legal counsel reasonably satisfactory to the Indemnified Party within a reasonable period of time after notice of the commencement of such Claim.  If the Indemnified Party employs separate legal counsel in circumstances other than as described in clauses (x), (y) or (z) above, the fees, costs and expenses of such legal counsel shall be borne exclusively by the Indemnified Party.  Except as provided above, the Indemnifying Party shall not, in connection with any Claim in the same jurisdiction, be liable for the fees and expenses of more than one firm of legal counsel for the Indemnified Party (together with appropriate local counsel).  The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not unreasonably be withheld), settle or compromise any Claim or consent to the entry of any judgment that does not include an unconditional release of the Indemnified Party from all liabilities with respect to such Claim or judgment.

D. In the event one party hereunder should have a claim for indemnification that does not involve a claim or demand being asserted by a third party, the Indemnified Party promptly shall deliver notice of such claim to the Indemnifying Party.  If the Indemnified Party disputes the claim, such dispute shall be resolved by mutual agreement of the Indemnified Party and the Indemnifying Party or by binding arbitration conducted in accordance with the procedures and rules of the American Arbitration Association.  Judgment upon any award rendered by any arbitrators may be entered in any court having competent jurisdiction thereof.

X.       GOVERNING LAW

This Agreement shall be governed by and interpreted in accordance with the laws of the State of Texas, without regard to the conflicts of law principles of such state.

XI.    SUBMISSION TO JURISDICTION

Each of the parties hereto consents to the exclusive jurisdiction of the federal courts whose districts encompass any part of Tarrant County or the state courts of the State of Texas sitting in the City of Fort Worth, Texas in connection with any dispute arising under this Agreement and the other Documents.  Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum or improper venue to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile.  Each party hereto irrevocably and unconditionally consents to the service of any and all process in any such action or proceeding in such courts by the mailing of copies of such process by registered or certified mail (return receipt requested), postage prepaid, at its address specified in Article XVII.  Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

XII.   WAIVER OF JURY TRIAL

TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER DOCUMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND OTHER DOCUMENTS.  EACH PARTY HERETO (i) CERTIFIES THAT NEITHER OF THEIR RESPECTIVE REPRESENTATIVES, AGENTS OR ATTORNEYS HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (ii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS HEREIN.

XIII.   COUNTERPARTS; EXECUTION

This Agreement may be executed in counterparts, each of which when so executed and delivered shall be an original, but both of which counterparts shall together constitute one and the same instrument.  A facsimile transmission of this signed Agreement shall be legal and binding on both parties hereto.

XIV.     HEADINGS

The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

XV.        SEVERABILITY

In the event any one or more of the provisions contained in this Agreement or in the other Documents should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not in any way be affected or impaired thereby.  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

XVI.      ENTIRE AGREEMENT; REMEDIES, AMENDMENTS AND WAIVERS

This Agreement and the Documents constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of such parties.  No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by both parties.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

XVII.   NOTICES

Except as may be otherwise provided herein, any notice or other communication or delivery required or permitted hereunder shall be in writing and shall be delivered personally, or sent by telecopy machine or by a nationally recognized overnight courier service, and shall be deemed given when so delivered personally, or by telecopy machine or overnight courier service as follows:

A. If to the Company, to its Registered Agent and its President as follows:

State Agent and Transfer Syndicate, Inc.
112 North Curry Street
Carson City, Nevada   89703-4934

Mamaki Tea & Extract, Inc.
151 Borman Rd.
Longview, Texas  75605
Attention:  Curt Borman, President

B. If to Purchaser, to: UMED Holdings, Inc. 6628 Bryant Irvin Road, Suite 250 Fort Worth, Texas 76132 Attention: Kevin Bentley, CEO

The Company or Purchaser may change the foregoing address by notice given pursuant to this Article XVII.

XVIII.     CONFIDENTIALITY

Each of the Company and Purchaser agrees to keep confidential and not to disclose to or use for the benefit of any third party the terms of this Agreement or any other information which at any time is communicated by the other party as being confidential without the prior written approval of the other party; provide, however, that this provision shall not apply to information which, at the time of disclosure, is already part of the public domain (except by breach of this Agreement) and information which is required to be disclosed by law (including, without limitation, pursuant to Item 601(b)(10) of Regulation S-K under the common stock Shares Act and the Exchange Act).

XIX.     ASSIGNMENT

This Agreement shall not be assignable by the Company or Purchaser without the prior written consent of the Other Party.

IN WITNESS WHEREOF, the parties hereto have duly caused this Agreement to be executed and delivered on the date first above written.

Mamaki Tea & Extract, Inc.	UMED Holdings, Inc.

By:/s/ Curt Borman	By: /s/ Kevin Bentley

Name: Curt Borman	Name: Kevin Bentley

Title: Chief Financial Officer	Title: CEO